Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Corporation’s Registration Statement on Form S-3 No. 333-158200, the Registration Statement on Form S-3D No 333-161826, and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, 333-95967 and 333-144047) of our reports dated February 25, 2010, with respect to the consolidated financial statements of PPL Corporation and the effectiveness of internal control over financial reporting of PPL Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 25, 2010